Exhibit 99.2

UARM: Third Quarter 2006 Earnings Call – Wayne Marino

Thanks Kevin. I’m going to take the next few minutes to provide some color on our third quarter and nine-month financial and operational performance and then I’ll walk you through our outlook for the balance of this year and a preliminary outlook for 2007.

As Kevin mentioned, we saw very strong growth in our core apparel business in the third quarter. In fact, our apparel business accelerated, growing at 42% in the third quarter compared to 31% growth in the second quarter. This stronger growth on a larger base of business is further evidence that our core business remains very strong as we diversify into other growth areas such as footwear and International.

In addition to the accelerating growth in our core apparel business, this quarter we recognized an additional $2.0 million of net revenues in the Footwear Business, primarily driven by remaining sales of football cleats.

Our Accessories Category includes, among other items, football lineman and receiver gloves and baseball batting gloves sold through our wholesale channel and accessory products sold though our web site. This category increased 261% to $3.8 million for the quarter, mostly driven by increased sales in football gloves.

Net sales for Men’s, Women’s, Youth, Accessories, and Footwear grew a combined 47% in the quarter to $122.5 million and represented approximately 96% of our net revenues. The balance of our net revenues were derived from our Licensing Business, which increased 62% in the quarter to $5.2 million and 62% for the nine months to $11.0 million. For the first nine months, net revenues increased 53% to $295.4 million.

Operating Overview

Now moving to our gross margin. For the quarter, gross margin increased 100 basis points to 50.6% compared to 49.6% in the same period last year. This increase was largely a result of improved sourcing initiatives and lower cost sourcing driven by increased volumes.

For the first nine months, gross margin increased 160 basis points to 49.8% versus 48.2% in the same period last year.

SG&A for the third quarter totaled $42.7 million, an increase of $14.2 million compared to the same period last year. SG&A as a percentage of net revenues for the quarter increased to 33.4% from 32.9% last year, and for the nine months, SG&A as a percentage of net revenues increased to 36.4% from 36.3% in the same period last year. This increase for both the quarter and nine months reflects investments we are making in growth initiatives. In absolute dollars, over 30% of the year-over-year dollar growth in SG&A supported our new growth initiatives such as international and footwear. To expand, footwear is currently a seasonal business for us. Nearly 90% of the footwear revenues to date were recognized in the second quarter. However, to build this business successfully, we must continue to invest each and every quarter.

This quarter’s increase in SG&A was not driven purely by our investments in growth initiatives. Public company costs associated with year one of our Sarbanes-Oxley compliance initiative also made an impact.

Marketing costs for the quarter increased 27% to $12.8 million from $10.1 million last year. For the nine months, marketing costs increased 34% to $30.9 million. As a percentage of net revenues, marketing costs were 10.0% of net revenues in the quarter compared to 11.7% in the same period last year and for the nine months marketing costs were 10.5% of net revenues in 2006 compared to 11.9% in 2005. The good news is that we were able to support our big marketing initiatives such as our “click-clack” campaign and still achieve leverage.

As Kevin mentioned, during the quarter, we entered into a six-year marketing deal with the NFL. As part of the agreement, we issued 480,000 warrants at market value. All amortization of promotional rights and other costs associated with this deal will flow through Marketing expense and are included in our 10% to 12% annual range.

Our operating income for the quarter was $22.0 million, compared to $14.5 million in the prior year, an increase of 52%.

Our Operating margin showed improvements for both the quarter and nine months compared to prior periods. For the quarter our operating margin increased 50 basis points to 17.2% of net revenues and for the nine months increased 150 basis points to 13.4% of net revenue

As a result of our improved cash position, net interest income for the quarter increased $1.0 million.

It is important to note that both the net income and EPS for the quarter and nine months benefited from a $2.3 million, or $0.05 per diluted share, state tax credit recorded this quarter. We are anticipating the balance of the allowable credit of $1.0 million, or $0.02 per diluted share, to be recognized in the fourth quarter. Eligibility for this credit was confirmed at the end of this September, and it is based on tax credits earned as a result of qualified projects that the Company will complete by year-end.

Our resulting net income for the quarter increased to $16.0 million from $8.4 million in the same period last year.

Balance Sheet Summary

Now I’d like to take you through our Balance Sheet.

Inventory at quarter end was $75.0 million, a decrease of $5.2 million from the previous quarter and an increase of $24.7 million or 49% compared to the same period last year. Our strategy to take receipt of Fall merchandise early paid off, as we were well-positioned to take advantage of the strong demand for our product this quarter.

Our retail outlet strategy remains the same - to profitably sell our excess inventory. In the third quarter, we expanded our outlet base to 11 stores.

We will continue to execute our inventory management initiatives in 2007 and will maintain our retail outlet strategy with the addition of 5 to 6 outlet stores during 2007.

Net Accounts Receivable increased 53%, or $31 million, on a year over year basis, an increase largely in line with our 47.5% net revenue growth. However, the comparability of our net A/R continues to be affected by the change in treatment of customer discounts and incentives from 2005 to 2006. Beginning in 2006, a majority of discounts earned by customers were recorded as a liability within accrued expenses as opposed to an offset to accounts receivable. This is simply a change in presentation.

Total cash and cash equivalents at the end of the quarter were $44.3 million and cash net of debt was $37.0 million, an increase of $3.3 million over the previous quarter.

Our investment in capital expenditures for the quarter was $2.6 million. Over half of this investment went towards the build out of new outlet stores and additional in-store fixturing to support our brand presence at retail. As we stated previously, our cap-ex budget for the year is $15 to $16 million, and we still expect to be within this range.

Now I would like to turn to our outlook for the remainder of the year.

Net Revenues For Full Year

As a result of the momentum that we have seen for the Under Armour brand at retail, we now expect annual net revenues in the range of $410 million to $420 million, an increase of 46%-49% compared to last year.

Net Income For The Full Year

We expect net income for the year to be in the range of $38.5 million to $39.5 million. This includes a $1.0 million, or $0.02 per diluted share, state tax benefit expected to be earned in Q4. As a result of the tax credits earned in the second half of 2006, we are anticipating an effective tax rate of approximately 33.6% for the full year.

We expect fully diluted weighted average shares outstanding of approximately 50 million for 2006.

Outlook For 2007

Now I would like to provide you with our preliminary outlook for 2007. While it is not our policy to provide quarterly guidance, I will provide you with our outlook for the full year as well as additional color on several key elements of our business.

First, I would like to remind you that our long term growth targets remain at 20-25% for both our top and bottom line. However, due to the strength of the Under Armour brand and our ability to extend our product scope and distribution, we believe we can exceed 25% growth in both net revenues and income from operations for 2007. Historically, a greater percentage of our revenues have been recognized in the third and fourth quarters. Therefore we expect the quarterly breakdown of our 2007 annual revenues to mirror that which occurred in 2006. I also want to point out that similar to 2006 our second quarter of 2007 is expected to be our lowest volume quarter.

When we move to the Net income and EPS line, the recognition of state tax credits that I expanded upon earlier and the corresponding effect on our effective tax rate will impact the year-over-year comparability of our net income and EPS in second half of 2007.

Now I will provide you with some further color on the assumptions behind this top level summary.

•	First is our Gross Margin. We anticipate continued improvement to our gross margin from our lower cost sourcing initiatives driven by increased volumes. We also anticipate that our higher margin direct, retail and licensing businesses will grow at a faster rate than our overall business. A portion of these improvements will be offset by our anticipated growth in our cleated footwear business, both football and baseball, which will carry initial margins lower than our existing apparel margins. This will be most evident in the first quarter, where in the prior year, we did not have the impact of cleated footwear on the gross margin. Taking all these factors into account, we are planning our full year 2007 gross margin to improve by 20-30 basis points over the prior year.

•	Now moving to SG&A. For 2007, we plan to continue to invest in Marketing and our growth initiatives such as footwear and International. For these reasons, we are planning our full year operating expense to increase by 20-30 basis points as a percentage of net revenues for 2007. We also see the opportunity to leverage fixed costs if volumes should increase.

•	In terms of marketing costs, we will continue to invest between 10-12% of our annual top line revenues on Marketing to help fuel our growth and based on preliminary growth targets we are planning to invest at the high end of the 10-12% range for 2007. It’s important to note that as our business becomes more diverse in terms of product mix, gender, and sport categories, we will adjust the timing of our marketing spend to reflect this more balanced mix. For example, we anticipate that the mix of our 2006 marketing dollars will be spent approximately 40% in the first half and 60% in the back half. For 2007, our preliminary outlook is that the mix of marketing will reflect a 50/50 first half/second half split with marketing dollars spread more evenly throughout the quarters.

•	We have always earned a greater portion of our income in the last 2 quarters of the year. With the shift of the marketing spend more evenly throughout the year, an even greater percentage of our income in 2007 will be coming from the back half of the year.

•	Lastly, we expect our effective tax rate to increase to 40.5% up from 33.6% since most of the allowable state tax credit will have been earned and recognized in 2006.

•	Weighted average diluted share count in 2007 is expected to be approximately 50.5 million.

With Inventory. We will continue to drive our aggressive inventory management initiatives in 2007. With the addition of our new Chief Supply Chain Officer, Jim Calo, we believe we are better positioned to manage our global supply chain as we expand our product scope and region base. We will balance these inventory management initiatives with the ability to take advantage of strong consumer demand for our product as we did this quarter. We are therefore expecting inventory to keep pace with our sales growth in 2007.

At our year end call, I plan to provide you with more color on our quarterly initiatives and investments.

We are excited about our story and our accomplishments to date and look forward to a solid finish to 2006 and another year of strong results in 2007. Now, Kevin and I would like to take your questions.